EXHIBIT 10.1

Name:
Department:
Division:

Congratulations! We are pleased to provide you with an equity grant under the CME Group Inc. Second Amended and Restated Omnibus Stock Plan (the “Plan”). This equity grant is in recognition of the anticipated positive impact you will make toward the future success of CME Group. Your equity grant may enable you to acquire ownership in CME Group Inc., which is a means for you to share in the success of the company while creating shareholder value. Certain terms of your equity grant follow:

Restricted Stock Terms
Restricted Stock:    You have been granted [ ] restricted shares of Class A common stock, $.01 par value, of CME Group Inc.

Grant Date:        [ ]
Vesting Schedule:    Except as otherwise provided in the Plan, 25 percent of the restricted stock grant shall become vested on each anniversary of the grant date, with 100 percent of the restricted stock grant becoming vested on the fourth anniversary of the grant date.
Accelerated Vesting:    In the event of your Retirement, as defined and subject to the conditions below, 75% of any unvested portion of the restricted stock grant shall become vested upon the date of your Retirement. You will be eligible for this accelerated vesting for Retirement only if each the following conditions are met:
•You are at least 55 years old with 10 years of service1 at a CME Group company on your Retirement date;
•You provide at least 6 months’ advanced written notice of your Retirement date to the Chairman and Chief Executive Officer;
•Your Retirement date and transition plan must be approved by the Chairman and Chief Executive Officer; and
•You remained employed through your approved Retirement date and successfully transition responsibilities, as determined by the Chairman and Chief Executive Officer upon your Retirement date.

Dividends:    Dividends accrued on unvested restricted shares will either be credited toward your tax liability upon vest or paid via local payroll depending on the country in which you are a tax resident.
Your equity grant has a total planned economic value of $[ ] which is [ ]% of your current base salary. The planned value was used to calculate the number of shares granted, using the closing stock price on the grant date.
For employees at the Director level and above: To be eligible to receive this grant, you must have signed a Confidentiality, Non-Competition and Non-Solicitation Agreement. In addition to the terms stated in this grant letter, your equity grant shall be subject to the terms and conditions of the Plan. All documents relating to the Plan, including the cover letter, grant letter, Plan Document, Prospectus, Frequently Asked Questions, and any other supplemental documents are available online by logging on to your E*TRADE account at www.etrade.com/stockplans or by calling E*TRADE at 1-800-838-0908 (+1-650-599-0125 outside the U.S.). A copy of the current CME Group Form 10-K can be found at: http://investor.cmegroup.com/investor-relations/financials.cfm. Please complete your W-9 Form (or W-8BEN Form if outside the U.S.) during activation of your E*TRADE account.
By accepting this equity grant, you hereby agree to the terms and conditions of the Plan (which are subject to change at any time pursuant to the terms of the Plan) and of the Confidentiality, Non-Competition and Non-Solicitation Agreement previously signed by you. In addition, you acknowledge and agree that you are receiving this grant pursuant to CME Group’s Equity Program, which is in place at the discretion of CME Group. Accordingly, your receipt of this grant and your eligibility for any future grants are subject to the continued existence of the Equity Program.

EXHIBIT 10.1
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1 “Year of Service” means each twelve (12) consecutive-month period, which is measured from an employee’s most recent date of hire
No Right to Future Grants; No Right of Employment; Extraordinary Item:  In accepting the grant, you acknowledge that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Award Agreement; (b) the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted repeatedly in the past; (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the Awards are an extraordinary item that do not constitute compensation of any kind for services of any kind rendered to the Company and which is outside the scope of your employment or employment contract, if any; (f) the Awards are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) in the event that you are an employee of an affiliate or subsidiary of the Company, the grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant will not be interpreted to form an employment contract with the affiliate or subsidiary that is your employer; (h) the future value of the underlying shares is unknown and cannot be predicted with certainty; (i) no claim or entitlement to compensation or damages arises from forfeiture or termination of the Awards or diminution in value of the Awards or the shares and you irrevocably release the Company, its affiliates and/or its subsidiaries from any such claim that may arise; (j) to the extent the Award shall be included in the calculation of vacation pay under applicable law, the final amount received from the vested shares, if any, includes such vacation pay (i.e. vacation pay is not payable on top of the amount received from the vested shares); (k) at the time of vesting the Company will either withhold vesting shares to meet any tax withholding obligations, or determine another appropriate method (determined by the Company in its sole discretion) to meet such obligations; (l) the Company may share personal information with E*Trade and any of its other third party providers who assist with the administration of the Equity Program as necessary to effect the issuance and vesting of the Awards; and (m) notwithstanding any terms or conditions of the Plan to the contrary, once notice of termination of employment has been given by either party you are no longer eligible to receive Awards. Further, in the event of termination of your employment for any reason other than death or disability (as defined in the Plan), your right to vest in the Awards under the Plan, if any, will terminate effective as of the date that you are no longer employed.